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                                                                 EXHIBIT 99.1

NEWS

                                                        CONTACTS:  STEVE KRABLIN
                                                          NATIONAL-OILWELL, INC.
                                                                  (713) 960-5506

                                                                JAMES E. DEVANEY
                                                      DRECO ENERGY SERVICES LTD.
                                                                   (403)944-3900

FOR IMMEDIATE RELEASE


                      NATIONAL-OILWELL AND DRECO ANNOUNCE
                  SIGNING OF DEFINITIVE COMBINATION AGREEMENT


HOUSTON, TX, MAY 14, 1997 - - National-Oilwell, Inc. (NOI/NYSE) and Dreco Energy Services Ltd. (NASDAQ/DREAF, T.S.E./DRE.A) jointly announced today the signing of a definitive agreement to combine the two companies.

The terms of the agreement provide for the exchange of Dreco common shares for National-Oilwell common shares in a pooling of interests transaction that is expected to be tax free to both companies. The exchange ratio is subject to a collar and will provide Dreco's shareholders with 1.2 shares of National-Oilwell stock, if during the 20 consecutive trading days ending 5 days before closing, National-Oilwell's average stock price is between $36.00 and $47.25. If the average stock price is above $47.25, the exchange ratio adjusts to provide Dreco holders with $56.70 of National-Oilwell common stock, and, if the average stock price is below $36.00, the exchange ratio adjusts to provide Dreco holders with $43.20 of National-Oilwell common stock.

National-Oilwell would issue approximately 9.4 million shares of its common stock valued at $366 million, based on a 1.2 exchange ratio. The combination is expected to be accretive to estimated 1997 earnings per share of National-Oilwell, excluding one-time charges related to expenses associated with the transaction.

Joel V. Staff, Chairman and CEO of National-Oilwell, said, "The combination of National-Oilwell and Dreco affords excellent opportunities for the shareholders, employees and customers of both companies by significantly enhancing the combined company's ability to provide high quality equipment and services. Bringing together the respective strengths of these organizations will create a unique capability to provide our customers with innovative and reliable drilling systems solutions. In addition, the combination of Dreco's




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downhole products group, including its role as a leading independent supplier of drilling motors, with National-Oilwell's distribution services presents numerous opportunities to expand the already strong positions held by the respective companies. The combined companies will have a strong balance sheet and a current market capitalization in excess of $1 billion."

Fred Pheasey, Chairman of Dreco, said, "The range of products of the combined drilling and well servicing equipment businesses will span from equipment and packages for deep drilling requirements through to reentry drilling, well servicing and coiled tubing well service and drilling applications, both land and offshore. In addition, Dreco's downhole product business will benefit from its tie with National-Oilwell." Robert L. Phillips, President and CEO of Dreco, further added "This transaction provides an exciting opportunity for Dreco's shareholders and employees. It is consistent with the company's longer term strategic goals. The combination will create an organization that has greater prospects for broad based growth in all of our businesses. In particular, National-Oilwell's complementary products and distribution system in addition to its worldwide installed base of equipment should provide significant opportunities. Both companies have key customer relationships which should be enhanced by this combination.

At closing, the shareholders of Dreco would have the option of receiving either National-Oilwell common stock or Dreco exchangeable shares. In general, the exchangeable shares would be exchangeable at the shareholder's option for National-Oilwell common stock on a share-for-share basis and otherwise would have equivalent economic and voting rights.

The merger has been approved by the boards of directors of both companies. Credit Suisse First Boston acted as financial advisor to Dreco, and Merrill Lynch & Co. acted as financial advisor to National-Oilwell. Holders of approximately 52% of National-Oilwell's common stock, as well as the Chairman and the President and CEO of Dreco, have entered into voting agreements in support of the transaction.

The transaction, which is structured as a plan of arrangement under Alberta law, is subject to various conditions, including shareholder approvals of both companies, the approval of the Alberta Court, and other regulatory approvals in both the U.S. and Canada. It is anticipated that shareholders meetings and the closing of the transaction would occur during the third quarter of 1997.

National-Oilwell is a worldwide leader in the design, manufacture and sale of machinery and equipment and in the distribution of maintenance, repair and operating products used in oil and gas drilling and production. The company's machinery and equipment include drawworks, mud pumps and power swivels, which are the major mechanical components of rigs used to drill oil and gas wells. Many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. The Company distributes products and provides services, including complete customer inventory procurement and management, from a network of approximately 120 service centers and from its Houston headquarters.





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Dreco, based in Edmonton, Alberta, Canada, designs and manufactures specialty drilling and well servicing equipment and downhole tools. Drilling and well servicing equipment packages include those specialized for Arctic operating environments, offshore platforms, desert service as well as conventional land and offshore applications. Downhole tools include highly engineered drilling products focused on the increased use of horizontal and other directional drilling applications by oil and gas companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" with the meaning of Section 21E of the Securities Exchange Act of 1934. Although National-Oilwell and Dreco believe that the expectations described herein are reasonable, the actual results of the combined company could differ materially from those currently anticipated. Factors that could cause results to differ materially include: changes in industry conditions and demand for oil and gas, and delays in the ability of National-Oilwell to fully integrate the operations of Dreco and achieve the strategic benefits described above. Other factors are set forth under "Risk Factors" in Item 1 of National-Oilwells's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission, and under "Industry Conditions," "International Operations," "Significant Contracts," "Operating Risks" and "Environmental Matters" in Item 1 of Dreco's Annual Report on Form 10-K for the fiscal year ended August 31, 1996, filed with the Securities and Exchange Commission.


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